Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
CAVA Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(5)	Maximum Aggregate Offering Price(5)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 par value per share	Rule 457(c) and Rule 457(h)	20,754,031(2)	$22.00	$456,588,682	0.00011020	$50,317
Equity	Common stock, par value $0.0001 par value per share	Rule 457(c) and Rule 457(h)	13,117,529(3)	$22.00	$288,585,638	0.00011020	$31,803
Equity	Common stock, par value $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,031,291(4)	$5.62	$11,415,856	0.00011020	$1,259
Total Offering Amounts					$756,590,176		$83,379
Total Fee Offsets							—
Net Fee Due							$83,379

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(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of CAVA Group, Inc. (the “Registrant”), which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)    Covers shares of Common Stock issuable under the CAVA Group, Inc. 2023 Equity Incentive Plan.
(3)    Covers shares of Common Stock issuable under the CAVA Group, Inc. 2023 Employee Stock Purchase Plan.
(4)    Covers shares of Common Stock issuable under the CAVA Group, Inc. 2015 Equity Incentive Plan, including shares issuable upon exercise of outstanding stock options granted pursuant to the CAVA Group, Inc. 2015 Equity Incentive Plan.
(5)    Pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based (1) with respect to the 2,031,291 shares underlying stock options previously granted under the CAVA Group, Inc. 2015 Equity Incentive Plan, on the weighted average per share exercise price of $5.62, and (2) with respect to the remaining 33,871,560 shares, on a price of $22.00 per share, which is the initial public offering price per share of Common Stock as set forth on the cover page of the Registrant’s prospectus dated June 14, 2023 relating to its initial public offering of Common Stock.